Exhibit 10.2

METROSPACES, INC.
 Restricted Stock Plan

Section 1. Purpose

The Corporation has adopted this Restricted Stock Plan primarily to promote the interests of the Corporation and its stockholders through the (i) attraction and retention of executive officers and employees and (ii) enabling them to share in the long-term growth and success of the Corporation through the granting of Restricted Stock Shares.

Section 2. Definitions

When used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means an entity that would be treated as a single employer with the Corporation under Section 414 of the Code.

“Agreement” or “Award Agreement” means a written agreement between the Corporation and a Grantee implementing an award of Restricted Stock Shares and setting forth the particular terms, conditions and restrictions thereof.

“Award” means a grant under the Plan of Restricted Stock Shares.

“Board” or “Board of Directors” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

“Committee” means the Compensation Committee of the Board, or, if there is no such committee, the Board.

“Common Stock” means the Corporation’s common stock, par value $0.000001 per share.

“Corporation” means Metrospaces, Inc., a Delaware corporation.

“Disability” means (i) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under an accident and health plan sponsored by the Corporation or one of its Affiliates and covering the Grantee due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Established Securities Market” means

(a)	a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (“1934 Act”);

(b)	a national securities exchange not registered under the 1934 Act because of the limited volume of transactions;

(c)	a foreign securities exchange satisfying regulatory requirements analogous to those of the 1934 Act;

(d)	a regional or local exchange; or

(e)	the OTC Bulletin Board, the so-called “OTCQB,” “OTCQX” and “Pink Sheets” tiers operated by OTC Markets Group Inc. and other electronic media on or over which Common Stock may be traded.

“Grantee” means a person to whom an Award is made under the Plan.

“Normal Retirement Age” means the age of sixty-five (65) years.

“Plan” means the Plan, amended from time to time.

“Restricted Stock Shares” means shares of Common Stock that is granted to an individual under the Plan.

“Planned Capital Offering” means any issuance of Common Stock by the Corporation or any issuance of equity or debt by an affiliate of the Corporation convertible into Common Stock by any subsidiary or subsidiaries thereof, to new investors pursuant to a plan adopted by the Board as part of its overall growth plan for the Corporation and wherein a majority of the persons who were members of the Board preceding such capital offering remain after its completion.

“Retirement” means a Grantee’s Termination of Employment after attainment of Normal Retirement Age.

“Vested” means that the Restricted Stock Shares subject to an Award have become vested as set forth in the applicable Award Agreement for such Restricted Stock Shares as a result of satisfaction of any minimum age or minimum number of years (or additional years) of employment or performance or other criteria imposed by the Plan or the Award Agreement.

“Vesting” means the process of becoming Vested.

“Termination of Employment” means a Grantee’s separation from service from the Corporation and/or an Affiliate of the Corporation, or his failure to devote his full working time to the Corporation and/or an Affiliate of the Corporation, for reasons other than Disability or death.

Section 3. Administration

3.1	Administration of the Plan.

(a)

The Plan shall be administered and interpreted by the Committee, which shall have full authority, discretion and power necessary or desirable for such administration and interpretation. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine:

(i)	the individuals to whom Awards will be made, and the timing and terms of Awards;

(ii)	the total number of Awards to be made to an individual;

(iii)	the performance criteria required for Vesting, which; the number of shares of Common Stock subject to, or represented by, each Award; and

(iv)	all other terms and conditions of each Award.

The Committee shall have complete and conclusive authority to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to it, (iii) determine the terms and provisions of the agreements that the Corporation makes with Grantees with respect to Awards, (iv) accelerate the time at which Awards may become Vested, and (v) make all other determinations necessary or advisable for the administration of the Plan.

(b)

If any Award Agreement requires continued employment or service as a condition to Vesting, the Committee may decide to what extent a leave of absence for government or military service, illness, temporary disability or other reason shall not be deemed interruptions of continuous employment. In addition, unless otherwise provided in an Award Agreement, if Vesting is conditioned on the continued employment or service, a Grantee whose employment is terminated shall forfeit all unvested Awards; except that any Awards outstanding to a Grantee shall become fully Vested upon such Grantee’s termination of employment due to death or Disability.

(c)

In administering the Plan, the Committee may, to the extent permitted by law, rely conclusively on all tables, valuations, certificates, opinions and information furnished by accountants, legal counsel, or other experts employed or engaged by or on behalf of the Corporation.

3.2	The Committee. The Committee shall select one of its members as a chairman and shall hold meetings at the times and in the places as it may deem advisable. The Committee shall take all actions by majority decision. Any action evidenced by a written instrument that the majority of the members of the Committee sign shall be as fully effective as if the Committee had taken the action by majority vote at a meeting duly called and held. A dissenting member of the Committee who, within a reasonable time after he has knowledge of any action or failure to act by the majority, registers his dissent in writing delivered to the other Committee members and the Corporation shall not be responsible for any such action or failure to act.

3.3	Determination of Fair Market Value. On an annual basis, the Committee shall review the audited financial statements of the Corporation and consider such other factors and data as the Committee deems, in good faith, to be pertinent to the decision, to determine the fair market value of the Common Stock for purposes of determining the tax consequences to Grantees and to the Corporation of grants of Awards, or the Vesting of an Award, including the tax consequences of a Grantee’s election to be taxed under Section 83(b) of the Code (as applicable).

3.4	No Liability. No member of the Committee appointed hereunder shall be liable for any action taken or omitted to be taken by him or by any other member of the Committee with respect to the Plan. To the extent of liabilities not otherwise insured under a policy purchased by the Corporation, the Corporation will indemnify, defend and hold harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of his or her powers and duties hereunder to the same extent as the directors of the Corporation are indemnified. Nothing herein is deemed to limit the Corporation’s ability to insure itself with respect to its obligations hereunder.

3.5	Finality of Decisions. Unless strictly and expressly prohibited by law, all determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding upon all persons, including Grantees, the Corporation, its Affiliates, stockholders and employees.

3.6	Administration by Board. In lieu of appointing a Committee, the Board may directly administer the Plan. In that event, the Board shall have the authority granted to the Committee or the Board under the Plan and any authority of the Board under the Articles of Incorporation and Bylaws of the Corporation.

3.7	Signing of Award Agreements. Award Agreements shall be signed on behalf of the Corporation by a member of the Compensation Committee.

Section 4. Grants of Awards

4.1	Number of Shares Subject to Plan. The maximum aggregate number of shares of Common Stock that may be granted under the Plan shall be 2,000,000,000. Such number shall be reduced by the number of Restricted Stock Shares granted under the Plan that Vest. Such number may be increased or decreased (but not below the number of shares of Common Stock subject to outstanding Awards) at any time by action of the Board.

4.2	Grant of Awards. Subject to the terms of the Plan and applicable law, the Committee, at any time and from time to time, may grant Awards of Restricted Stock Shares under the Plan to one or more persons. Grantees may be directors, employees or officers of the Corporation or any of its Affiliates. An Award made to a Grantee as identified above may be issued to or registered in the name of a personal investment or estate-planning vehicle established for the benefit of such Grantee and members of his or her immediate family; provided, however, that with respect to any such Award, all tax consequences associated with the grant of the Award and all underlying vesting and other requirements with respect to such Award shall be calculated and determined by reference to the applicable Grantee. Nothing contained in the Plan shall be construed to restrict the right of the Board to grant any equity-based compensation to persons outside of the Plan.

4.3	Notification and Acceptance of Award. After the Committee makes an Award, it shall promptly notify the Grantee. The Grantee so notified must indicate his or her acceptance of the Award by delivering to the Corporation an executed Award Agreement consistent with Section 4.4 and such other documents and instruments as the Committee may require, within 30 days after receipt of notification of the Award or such longer time as specified by the Committee. The Award otherwise granted shall automatically lapse at the expiration of such period if the documents required by the Committee have not been executed and returned.

4.4	Award Agreements.

(a)

Each Award hereunder shall be evidenced by an Award Agreement in the form and containing such terms and conditions as the Committee from time to time may determine, provided that each Agreement shall specify:

(i)	the number of Restricted Stock Shares to which it pertains;

(ii)	the price, if any, the Grantee must pay for any Restricted Stock Shares;

(iii)	the performance criteria required for Vesting; any other the terms and conditions of the grant of Restricted Stock Shares; and

(iv)	such other provisions as the Committee shall determine.

(b)

Each Award Agreement shall be subject to the provisions of the Plan (which shall be deemed to be incorporated in each Agreement); provided, that any conflict between the terms of an Award Agreement and the Plan shall be resolved in favor of the Plan, unless the context clearly indicates otherwise. An Award Agreement may (i) require continuation in employment or in a particular position with the Corporation or any Affiliate, (ii) impose performance criteria related to the Grantee, the Corporation, any Affiliate of the Corporation, or any combination or division thereof, (iii) impose requirements for post employment competition or confidentiality of information, (iv) require the Grantee to provide assurance of compliance with applicable state or federal securities and banking laws, (v) require the Grantee to make an affirmative election under Section 83(b) Code, or (vi) impose any other restrictions or limitations determined by the Committee.

(c)	An Award hereunder shall not Vest until all Vesting conditions are satisfied.

4.5	No Voting Rights Until Vested. Grantees will have no voting rights with respect to the Restricted Stock Shares awarded to them until such Restricted Stock Shares shall become Vested.

4.6	Dividends and Other Distributions. Grantees shall be entitled to receive all dividends and other distributions paid with respect to Restricted Stock Shares awarded to them and which have become Vested. If any such dividends or distributions are paid in shares of Common Stock, such Common Stock shall be subject to all terms and conditions of the Plan and applicable Award Agreement as if such Common Stock was part of the original Award of Restricted Stock with respect to which it was distributed, but such Common Stock shall not be deemed to have been granted or, if Vested, to have Vested under the Plan for purposes of determining the number of shares of Common Stock that may be granted under the Plan.

4.7	Lapsed Awards or Forfeited Shares. If any shares of Common Stock issued pursuant to an Award are canceled or forfeited for any reason, the number of shares of Common Stock subject to such Award shall thereafter be again available for grant under the Plan.

4.8	Adjustments. The number and class of shares of Common Stock subject to or underlying each outstanding Award and the aggregate number, type and class of shares of Common Stock with respect to which Awards thereafter may be made shall be subject to such adjustment, if any, as the Committee deems appropriate, based on the occurrence of events specified below or such other events which the Committee determines necessitates an adjustment.

(a)

If the outstanding shares of Common Stock are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect to such Common Stock, for a different number or type of shares of Common Stock, or if additional shares of Common Stock or new or different shares of Common Stock are distributed with respect to such shares of Common Stock, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of shares of Common Stock available for the Plan as provided in Section 4.1 hereof; (ii) the type of shares or other securities available for the Plan; and (iii) the number of shares of Common Stock subject to any then outstanding Awards under the Plan.

(b)

If events not specified above in this Section, such as any extraordinary cash dividend, split-up, reverse split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock, or other similar corporate event, materially affect the Common Stock, the Committee in its discretion may make adjustments to the number shares of Common Stock subject to or underlying the then outstanding Awards if it determines such adjustment to be necessary to maintain the benefits or potential benefits intended to be provided under any Award.

(c)

Any adjustment made by the Committee pursuant to the provisions of this Section shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such adjustment, the calculation method of such adjustment, and the change in price and the number of shares of Common Stock subject to or underlying each Award shall be sent to each Grantee. No fractional shares shall be issued under the Plan based on such adjustments.

Section 5. Restrictions on Transfer of Shares; Treatment of Restricted Stock Shares Upon Termination of Employment.

5.1	Nontransferability of Shares. Restricted Stock Shares granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the time that such Restricted Stock Shares are Vested or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement.

5.2	Certificates for Shares. Certificates evidencing Restricted Stock Shares will be deposited with, and held by, the Corporation for the benefit of the Grantee until such Restricted Stock Shares become Vested; subject to such additional provisions as may be set forth in the Award Agreement relating thereto. Upon Vesting, subject to this Section 5, the Corporation shall issue and deliver to the Grantee a stock certificate or certificates representing the Vested shares. If any unvested Restricted Stock Shares cannot Vest or do not Vest, such Restricted Stock Shares shall be cancelled, the shares of Common Stock represented thereby shall be returned to the status of authorized but unissued shares and a new certificate representing Restricted Stock Shares that may Vest shall be issued.

5.3	Treatment of Restricted Stock Shares upon Termination of Employment, Etc. Upon a Grantee’s Termination of Employment for any reason, such Grantee shall receive only the Restricted Stock Shares, if any, that have Vested and such Grantee shall have no further rights to the Restricted Stock Shares that have not Vested and the Award shall be canceled with respect to such shares.

Section 6 Limitation on Vesting of Restricted Stock Shares

Restricted Stock Shares may Vest in any year without limitation until the market value of Restricted Stock Shares that would otherwise Vest, when added to the market value of Restricted Stock Shares that have previously Vested, exceeds an amount fixed when an Award is made, which amount shall not be greater than $2,000,000 (the “Base Amount”); thereafter, Restricted Stock Shares may Vest in any year only to the extent of a market value fixed when an Award is made, which market value shall not exceed $500,000 (the “Additional Annual Amount”). As used in the previous sentence shall “market value” shall mean, (i) in the case of Restricted Stock Shares that would otherwise Vest, the price at which Common Stock was most recently sold on an Established Securities Market prior to the day on which such shares would otherwise Vest and (ii) in the case of Restricted Stock Shares that have Vested, the last price at which Common Stock was sold on an Established Securities Market on the day on which such shares Vested (or, if Common Stock was not sold on that date, the most recent price at which it was sold)(the “Last Price”). In the event that Restricted Stock Shares have Vested on more than one date, the market value for such shares shall be the sum of the market values therefor on the respective dates on which they Vested.

Section 7 General Provisions

7.1	No Right to Employment. Neither the Plan, nor any Award made, or any other action taken, hereunder shall be construed as giving any Grantee or other person any right of employment or continued employment or service with the Corporation or any Affiliate.

7.2	Construction of the Plan. The Plan and all Award Agreements shall be governed, construed, interpreted and administered in accordance with the laws of the State of Delaware, except to the extent preempted by Federal law. In the event any provision of the Plan or any Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

7.3	Amendment of Plan. The Board may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment may not adversely affect any outstanding Award without the consent of the affected Grantee unless such amendment is necessary to comply with any legal requirement.

7.4	Amendment of Award. In its sole and complete discretion, the Board may at any time amend any Award for the following reasons: (i) additions and/or changes are made to the Code, any federal or state securities law, or other law or regulations applicable to the Award; or (ii) any other event not described in clause (i) occurs and the Grantee gives his or her consent to such amendment.

7.5	Unfunded Plan. The Plan shall at all times be unfunded, and is not intended to be a plan of deferred compensation subject to ERISA, nor to provide for a deferral of compensation that would be subject to the requirements of Section 409A of the Code.

7.6	Interpretation. When a reference is made in this Plan to a Section, such reference will be to a Section of this Plan unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Plan will refer to this Plan as a whole and not to any particular provision in this Plan. In interpreting this Plan, the following rules of interpretation shall apply:

(i)	headings are for convenience of reference only and will not affect in any way the meaning or interpretation of this Plan;

(ii)	whenever the words “include,” “includes” or “including” appear, they will be deemed to be followed by the words “without limitation”;

(iii)	each use of the masculine, neuter or feminine gender will be deemed to include the other genders;

(iv)	each use of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate;

(v)	the word “or” is used in the inclusive sense;

(vi)

any agreement, instrument or statute defined or referenced means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein;

(vii)	references to a person are also to its permitted successors or assigns.

No provision of this Plan is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.